Exhibit 99.2
Gap Inc. Announces Closing of $1.5 Billion Senior Notes Offering
SAN FRANCISCO, Calif. — September 27, 2021 — The Gap, Inc. (NYSE: GPS) (“Gap Inc.” or the “Company”) today announced it has closed its previously announced offering of $1.5 billion of senior notes (the “Notes”), consisting of $750 million aggregate principal amount of the Company’s 3.625% Senior Notes due 2029 and $750 million aggregate principal amount of the Company’s 3.875% Senior Notes due 2031.
The Notes were issued under an Indenture, dated as of September 27, 2021, among the Company, certain subsidiary guarantors of the Company and U.S. Bank National Association, as Trustee, Registrar and Paying Agent.
The Company used the net proceeds from the offering of the Notes, together with cash on hand, to fund the purchase of $1,918 million in aggregate principal amount of the Company’s existing senior secured notes that were accepted for purchase at the early tender deadline pursuant to the Company’s previously announced tender offers and consent solicitations.
Nothing contained herein shall constitute an offer to sell or the solicitation of an offer to buy any security. The Notes were offered and sold to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act. The Notes have not been and will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
About Gap Inc.
Gap Inc., a collection of purpose-led lifestyle brands, is the largest American specialty apparel company offering clothing, accessories, and personal care products for men, women, and children under the Old Navy, Gap, Banana Republic, and Athleta brands. The Company uses omni-channel capabilities to bridge the digital world and physical stores to further enhance its shopping experience. Gap Inc. is guided by its purpose, Inclusive, by Design, and takes pride in creating products and experiences its customers love while doing right by its employees, communities, and planet. Gap Inc. products are available for purchase worldwide through company-operated stores, franchise stores, and e-commerce sites. Fiscal year 2020 net sales were $13.8 billion. For more information, please visit www.gapinc.com.
Investor Relations Contact:
Steve Austenfeld
(415) 427-1807
Investor_relations@gap.com
Media Relations Contact:
Megan Foote
(415) 832-1989
Press@gap.com